EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Quamtel, Inc. on Form S-8 (No. 333-162987 pertaining to its 2009 Equity Inventive Plan and No. 333-162988 pertaining to its 2009 Consulting Services Plan) of our report dated May 17, 2011 relating to the consolidated financial statements of Quamtel, Inc. as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

                      /s/ RBSM LLP

New York, New York
May17, 2011